Exhibit 10.5

                        SECURED DIGITAL APPLICATIONS, INC
                        CONDITIONAL STOCK AWARD AGREEMENT


     THIS CONDITIONAL STOCK AWARD AGREEMENT (this "Agreement") is dated as of the 21st day of October, 2006, by and between Secured Digital Applications, Inc., a Delaware corporation (the "Company") and Patrick Soon-Hock Lim (the "Executive").

                                    RECITALS

     Pursuant to a resolution duly adopted by the Board of Directors of the Company on October 21, 2006, the Company hereby grants to the Executive, effective as of the date first set forth above (the "Award Date"), a conditional right to be granted shares of Common Stock of the Company (the "Award"), upon the terms and conditions set forth herein

                                    AGREEMENT

     In consideration of the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

     1. Grant. Subject to the terms of this Agreement, the Company hereby grants to the Executive an Award of five hundred thousand shares of common stock for each year in with the Executive meets the Conditions for Award ("Conditions") set forth below.

     2. Condition. Executive shall be granted the Award for each year in which the Corporation has achieved a minimum rate of growth in revenue in its consolidated financial statements, as reported in its annual report to the Securities and Exchange Commission, of at least fifteen (15) percent over the prior year.

     3. Issuance of Shares. The shares granted pursuant to this Agreement shall be issued within thirty (30) days of the filing of the annual report.

     4. Restrictions. This award is not transferable. Shares issued pursuant to this Agreement shall be issued in the name of the Executive or to such other entity under his exclusive control. Such shares will not be registered and will bear ordinary and customary restrictive legends.

     5. Adjustments. In the event of any split or recapitalization, the Award shall be adjusted to reflect such greater or lesser shares in the same proportion as the split or recapitalizations.

     6. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter of the Agreement and supersedes all prior understandings and agreements, written or oral.

     7. Effect of Agreement. This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

     8. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law.


IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his or her hand as of the date and year first above written.

SECURED DIGITAL APPLICATIONS, INC.                      PATRICK SOON-HOCK LIM




By: /s/ Valerie Looi
--------------------                                  /s/ Patrick Soon-Hock Lim
Title: Director                                       -------------------------